Exhibit 99.1

San Jose Water Files General Rate Case Application Focused on Infrastructure Replacement
and Water Quality Related Projects

Supports more than $400 million capital investments required to replace aging infrastructure, ensure water quality and protect the environment
Maintains outstanding value at about a penny per gallon
Capital Investments of More than $1 Billion Support Thousands of Bay Area Jobs
San Jose, CA - (January 4, 2018) - San Jose Water, which serves customers in San Jose, Campbell, Cupertino, Los Gatos, Monte Sereno, Saratoga, and unincorporated areas of Santa Clara County today announced the filing of its 2018 General Rate Case (GRC) application with the California Public Utilities Commission (CPUC).
The typical residential San Jose Water customer currently pays about $100 per month for water service. If approved as filed, the average customer would pay $5.40 more per month in 2019, $4.00 more per month in 2020, and $4.42 more per month in 2021. The filing begins an anticipated 12 month review process by the CPUC. These rates are a proposal and final rates will be approved by the CPUC following a lengthy review process.
The proposal would support a more than $400 million capital investment program over the period covered by the application. San Jose Water has served customers for more than 150 years and its infrastructure must be replaced as it reaches the end of its service life. Since 2005 San Jose Water has spent more than $1 billion to upgrade water infrastructure to ensure the continued safe and reliable delivery of high-quality water service to the more than one million people served.
“At about a penny a gallon, water remains one of the greatest values and the most critical resource that we rely on in our daily lives,” said Eric Thornburg, Chief Executive Officer for San Jose Water. “The safety, quality and reliability of the water we serve to the community supports public health, fire protection, and economic vibrancy. Our investments in local water infrastructure will help to ensure continued water quality and reliability for generations to come.”
Some of the projects proposed for completion during the period covered by the GRC include:

•	Replacing 72 miles of water mains, some as old as 100 years

•	Upgrading or replacing six water storage tanks

•	Upgrading and replacing five pump stations

Every three years, utilities regulated by the CPUC are required to submit a filing detailing proposed rate adjustments and the reasons for requested rate adjustments. The CPUC reviews the application as part of a year-long public process that includes the active participation of the Office of Ratepayers Advocates, a consumer advocacy group. The goal is to ensure the process is transparent. The process is intended to provide customers with many opportunities to participate and provide feedback.
About SJW Group
SJW Group is a publicly traded holding company headquartered in San Jose, California. SJW Group is the parent company of San Jose Water Company, SJWTX, Inc., and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and the nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including, but not limited to, statements relating to SJW Group’s and its subsidiaries’ plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Group, including the CPUC’s final decision in the GRC and timeliness of such decision, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Group’s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Group undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media Contact:	Investor Contact:
Jayme Ackemann	Suzy Papazian
Director of Corporate Communications	General Counsel and Corporate Secretary
(408) 918-7247	(408) 279-7961
Jayme.ackemann@sjwater.com	suzy.papazian@sjwater.com